Exhibit 23.2 Consent of Cordovano and Honeck

We hereby consent to the inclusion of the independent accountant's report dated July 29, 2003, the accompanying balance sheet of Rexray Corporation (a development stage company) as of May 31, 2003, and the related statements of operations, changes in shareholders' equity, and cash flows for the year ended May 31, 2003, the period from May 2, 2002 (inception) through May 31, 2002, and the period from May 2, 2002 (inception) through May 31, 2003. in the
Registration Statement on Form SB-2, and any other references to us in the Registration Statement.

/s/ Cordovano and Honeck
Cordovano and Honeck
Certified Public Accountants

Denver, Colorado
May 12, 2004